Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
April 28, 2022

CULLEN/FROST REPORTS FIRST QUARTER RESULTS
Board declares second quarter dividend on common and preferred stock

SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported first quarter 2022 results.
Net income available to common shareholders for the first quarter of 2022 was $97.4 million compared to $113.9 million in the first quarter of 2021. On a per-share basis, net income available to common shareholders for the first quarter of 2022 was $1.50 per diluted common share, compared to $1.77 per diluted common share reported a year earlier. Returns on average assets and average common equity were 0.79 percent and 9.58 percent, respectively, for the first quarter of 2022 compared to 1.09 percent and 11.13 percent, respectively, for the same period a year earlier.

For the first quarter of 2022, net interest income on a taxable-equivalent basis was $272.2 million, up 3.1 percent, compared to the same quarter in 2021. Average loans for the first quarter of 2022 decreased $1.3 billion, or 7.3 percent, to $16.4 billion, from the $17.7 billion reported for the first quarter a year earlier. Excluding PPP loans, first quarter average loans of $16.1 billion represented a 8.3 percent increase compared to the first quarter of 2021 and a 4.5 percent increase compared to the fourth quarter of 2021. Average deposits for the quarter were $43.0 billion, up $7.6 billion, or 21.3 percent, compared to the $35.4 billion reported for last year's first quarter.

“In the first quarter, we achieved solid financial results while making investments to extend our world-class customer service to many new customers in Houston, Dallas, and throughout the state,” said Phil Green, Cullen/Frost Chairman and CEO. “Loans and deposits continued to grow steadily, and we remain well-positioned to benefit from a rising interest rate environment.

“Because of the hard work and consistent execution of Frost bankers in every region, in every branch, we have achieved numerous awards and successes. Our people take care of our customers, and I thank them for all that they do.”

Noted financial data for the first quarter of 2022 follows:

•The Common Equity Tier 1, Tier 1 and Total Risk-Based Capital Ratios at the end of the first quarter of 2022 were 12.78 percent, 13.32 percent and 14.97 percent, respectively, and continue to be in excess of well-capitalized levels and exceed Basel III minimum requirements.
•Net interest income on a taxable-equivalent basis was $272.2 million, an increase of 3.1 percent, compared to the prior year period. Net interest margin was 2.33 percent for the first quarter of 2022 compared to 2.31 percent for the fourth quarter of 2021 and 2.72 percent for the first quarter of 2021.
•Non-interest income for the first quarter of 2022 totaled $101.4 million, an increase of $8.2 million, or 8.7 percent, from the $93.2 million reported for the first quarter of 2021. Trust and investment management fees increased $3.3 million, or 9.5 percent, compared to the first quarter of 2021. The increase in trust and investment management fees was primarily due to increases in investment management fees (up $1.8 million), oil and gas fees (up $771,000) and real estate fees (up $626,000). Service charges on deposit accounts increased $2.7 million or 13.7 percent compared to the first quarter of 2021. The increase was mainly driven by increases in commercial service charges (up $1.5 million) and overdraft charges (up $1.1 million). Other charges, commissions and fees increased $1.3 million, or 15.9 percent, compared to the first quarter of 2021. The increase was primarily related to increases in merchant services rebates (up $426,000), letter of credit fees (up $325,000) and income from the sale of mutual funds (up $321,000), among other things. Other non-interest income increased $1.3 million, or 16.0 percent compared to the first quarter of 2021. The increase was primarily related to increases in public finance underwriting fees (up $1.6 million) and sundry and other miscellaneous income (up $1.1 million), partly offset by a decrease in income from customer derivative transactions (down $1.2 million).
•Non-interest expense was $238.7 million for the quarter, up $28.6 million, or 13.6 percent, compared to the $210.1 million reported for the first quarter a year earlier. Salaries and wages expense increased $17.9 million, or 19.1 percent, compared to the first quarter of 2021. The increase in salaries and wages was primarily related to an increase in salaries, due to normal, annual merit and market increases as well as the implementation of a $20 per hour minimum wage in December, 2021. Salaries and wages expense was also impacted by an increase in the number of employees, an increase in incentive compensation and a decrease in salary costs deferred in connection with loan originations. We are experiencing an increasingly competitive labor market which has resulted in and could continue to result in an increase in our staffing costs. Employee benefits expense of $24.2 million represented an increase of $1.7 million, or 7.5 percent, compared to the first quarter of 2021. The increase was primarily related to increases in payroll taxes and 401(k) plan expense. Other non-interest expense increased $5.9 million, or 15.9 percent compared to the first quarter of 2021. The increase included fluctuations in advertising/promotions expense (up $2.1 million); professional services expense (up $1.8 million); travel, meals and entertainment (up $1.2 million); and a decrease in costs deferred as loan origination costs (down $1.1 million), among other things. Net occupancy expense increased $1.4 million, or 5.2 percent, compared to the first quarter of 2021. The increase was primarily related to increases in repairs and maintenance/service contracts expense (up $737,000) and depreciation on buildings and leasehold improvements (together up $355,000), among other things, and was affected by our expansion efforts in the Houston and Dallas regions.

•For the first quarter of 2022, the company did not report a credit loss expense, and reported net charge-offs of $6.3 million. This compares to no credit loss expense and net charge-offs of $2.8 million for the fourth quarter of 2021 and a credit loss expense of $63,000 and net charge-offs of $1.9 million for the first quarter of 2021. The allowance for credit losses on loans as a percentage of total loans was 1.49 percent at March 31, 2022, compared to 1.52 percent at the end of the fourth quarter of 2021 and 1.46 percent at the end of the first quarter of 2021. Excluding PPP loans, which carry a guarantee from the SBA, the allowance for credit losses on loans as a percentage of total loans was 1.51 percent at the end of the first quarter of 2022, compared to 1.56 percent at the end of the fourth quarter of 2021 and 1.77 percent at the end of the first quarter of 2021. Non-accrual loans were $49.0 million at the end of the first quarter of 2022, compared to $53.7 million at the end of the fourth quarter of 2021 and $51.0 million at the end of the first quarter of 2021.

The Cullen/Frost board declared a second-quarter cash dividend of $0.75 per common share. The dividend on common stock is payable June 15, 2022 to shareholders of record on May 31 of this year. The board of directors also declared a cash dividend of $11.125 per share of Series B Preferred Stock (or $0.278125 per depositary share). The depositary shares representing the Series B Preferred Stock are traded on the NYSE under the symbol "CFR PrB." The Series B Preferred Stock dividend is payable on June 15, 2022, to shareholders of record on May 31 of this year.
Cullen/Frost Bankers, Inc. will host a conference call on Thursday, April 28, 2022, at 1 p.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-877-709-8150 or via webcast on our investor relations website linked below. Playback of the conference call will be available after 5 p.m. CT on the day of the call until midnight Sunday, May 1, 2021 at 1-877-660-6853 with Conference ID # of 13729164. A replay of the call will also be available by webcast at the URL listed below after 5 p.m. CT on the day of the call.

Cullen/Frost investor relations website: https://investor.frostbank.com/

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $51.3 billion in assets at March 31, 2022. Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at www.frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results
Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), including statements regarding the potential effects of the COVID-19 pandemic on our business, financial condition, liquidity and results of operations, notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products, services or operations; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:
•Local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.
•Volatility and disruption in national and international financial and commodity markets.
•Government intervention in the U.S. financial system.
•Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.
•Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
•The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
•Inflation, interest rate, securities market and monetary fluctuations.
•The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) and their application with which we and our subsidiaries must comply.
•The soundness of other financial institutions.
•Political instability.
•Impairment of our goodwill or other intangible assets.
•Acts of God or of war or terrorism.
•The potential impact of climate change.
•The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
•Changes in consumer spending, borrowings and savings habits.
•Changes in the financial performance and/or condition of our borrowers.
•Technological changes.
•The cost and effects of cyber incidents or other failures, interruptions, or security breaches of our systems or those of our customers or third-party providers.
•Acquisitions and integration of acquired businesses.
•Our ability to increase market share and control expenses.
•Our ability to attract and retain qualified employees.
•Changes in the competitive environment in our markets and among banking organizations and other financial service providers.
•The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.
•Changes in the reliability of our vendors, internal control systems or information systems.
•Changes in our liquidity position.
•Changes in our organization, compensation and benefit plans.
•The impact of the ongoing COVID-19 pandemic and any other pandemic, epidemic or health-related crisis.
•The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.
•Greater than expected costs or difficulties related to the integration of new products and lines of business.
•Our success at managing the risks involved in the foregoing items.
In addition, financial markets and global supply chains may be adversely affected by the current or anticipated impact of military conflict, including the current Russian invasion of Ukraine, terrorism or other geopolitical events.
Further, statements about the potential effects of the ongoing COVID-19 pandemic on our business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, clients, third parties and us.
Forward-looking statements speak only as of the date on which such statements are made. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2022	2021
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$249,071	$240,708	$246,122	$257,156	$240,881
Net interest income (1)	272,194	264,049	269,321	279,997	263,949
Credit loss expense	—	—	—	—	63
Non-interest income:
Trust and investment management fees	38,656	38,425	37,381	37,874	35,314
Service charges on deposit accounts	22,740	22,234	21,216	19,849	19,993
Insurance commissions and fees	16,608	11,714	11,748	10,773	17,313
Interchange and card transaction fees	4,226	4,237	4,490	4,641	4,093
Other charges, commissions and fees	9,627	10,107	9,785	8,640	8,304
Net gain (loss) on securities transactions	—	69	—	—	—
Other	9,533	22,270	8,569	9,470	8,219
Total non-interest income	101,390	109,056	93,189	91,247	93,236

Non-interest expense:
Salaries and wages	111,329	105,541	99,463	97,035	93,458
Employee benefits	24,220	19,189	21,576	18,728	22,536
Net occupancy	27,411	27,435	27,208	26,650	26,051
Technology, furniture and equipment	29,157	28,230	28,494	27,998	28,016
Deposit insurance	3,633	3,339	3,088	2,877	2,928
Intangible amortization	146	153	157	185	202
Other	42,836	54,708	38,017	41,781	36,951
Total non-interest expense	238,732	238,595	218,003	215,254	210,142
Income before income taxes	111,729	111,169	121,308	133,149	123,912
Income taxes	12,627	10,148	13,333	15,081	7,897
Net income	99,102	101,021	107,975	118,068	116,015
Preferred stock dividends	1,669	1,669	1,668	1,669	2,151
Net income available to common shareholders	$97,433	$99,352	$106,307	$116,399	$113,864

PER COMMON SHARE DATA
Earnings per common share - basic	$1.51	$1.54	$1.66	$1.81	$1.78
Earnings per common share - diluted	1.50	1.54	1.65	1.80	1.77
Cash dividends per common share	0.75	0.75	0.75	0.72	0.72
Book value per common share at end of quarter	56.65	67.11	66.39	66.44	64.89

OUTSTANDING COMMON SHARES
Period-end common shares	64,094	63,986	63,668	63,646	63,532
Weighted-average common shares - basic	64,051	63,879	63,652	63,606	63,306
Dilutive effect of stock compensation	410	462	445	496	510
Weighted-average common shares - diluted	64,461	64,341	64,097	64,102	63,816

SELECTED ANNUALIZED RATIOS
Return on average assets	0.79%	0.81%	0.90%	1.02%	1.09%
Return on average common equity	9.58	9.26	9.87	11.18	11.13
Net interest income to average earning assets	2.33	2.31	2.47	2.65	2.72

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2022	2021
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$16,386	$15,984	$16,189	$17,246	$17,684
Loans excluding Paycheck Protection Program	16,084	15,391	14,824	14,598	14,853
Earning assets	47,339	46,008	43,980	42,916	39,804
Total assets	50,323	48,897	46,774	45,665	42,530
Non-interest-bearing demand deposits	17,961	17,885	16,999	16,456	15,309
Interest-bearing deposits	25,001	23,142	22,117	21,815	20,097
Total deposits	42,962	41,027	39,116	38,271	35,406
Shareholders' equity	4,270	4,400	4,417	4,320	4,295

Period-End Balance:
Loans	$16,543	$16,336	$15,833	$16,596	$17,890
Loans excluding Paycheck Protection Program	16,335	15,908	15,005	14,670	14,760
Earning assets	48,107	48,063	44,964	43,943	41,380
Goodwill and intangible assets	656	656	656	656	656
Total assets	51,296	50,878	47,860	46,698	44,047
Total deposits	44,431	42,696	39,613	38,734	36,925
Shareholders' equity	3,776	4,440	4,372	4,374	4,268
Adjusted shareholders' equity (1)	4,148	4,092	4,022	3,961	3,880

ASSET QUALITY
($ in thousands)
Allowance for credit losses on loans:	$246,835	$248,666	$250,150	$255,288	$261,258
As a percentage of period-end loans	1.49%	1.52%	1.58%	1.54%	1.46%

Net charge-offs:	$6,295	$2,789	$2,115	$1,591	$1,919
Annualized as a percentage of average loans	0.16%	0.07%	0.05%	0.04%	0.04%

Non-accrual loans:	$48,966	$53,713	$57,055	$57,250	$50,976
As a percentage of total loans	0.30%	0.33%	0.36%	0.34%	0.28%
As a percentage of total assets	0.10	0.11	0.12	0.12	0.12

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	12.78%	13.13%	13.42%	13.60%	13.45%
Tier 1 Risk-Based Capital Ratio	13.32	13.70	14.01	14.21	14.07
Total Risk-Based Capital Ratio	14.97	15.45	15.90	16.17	16.07
Leverage Ratio	7.08	7.34	7.52	7.60	7.97
Equity to Assets Ratio (period-end)	7.36	8.73	9.14	9.37	9.69
Equity to Assets Ratio (average)	8.48	9.00	9.44	9.46	10.10

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
TAXABLE-EQUIVALENT YIELD/COST AND AVERAGE BALANCES (UNAUDITED)

	2022	2021
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
TAXABLE-EQUIVALENT YIELD/COST(1)
Earning Assets:
Interest-bearing deposits	0.18%	0.15%	0.15%	0.11%	0.10%
Federal funds sold	0.37	0.22	0.48	0.15	0.24
Resell agreements	0.27	0.25	0.29	0.20	0.15
Securities	2.88	3.08	3.35	3.36	3.41
Loans, net of unearned discounts	3.74	3.89	4.16	4.28	3.87
Total earning assets	2.39	2.36	2.53	2.71	2.78

Interest-Bearing Liabilities:
Interest-bearing deposits:
Savings and interest checking	0.01	0.01	0.01	0.01	0.01
Money market deposit accounts	0.12	0.11	0.10	0.09	0.07
Time accounts	0.29	0.21	0.24	0.32	0.53
Total interest-bearing deposits	0.08	0.07	0.07	0.06	0.07

Total deposits	0.05	0.04	0.04	0.04	0.04

Federal funds purchased	0.17	0.12	0.13	0.08	0.08
Repurchase agreements	0.10	0.10	0.11	0.11	0.09
Junior subordinated deferrable interest debentures	1.90	1.81	1.85	1.87	1.89
Subordinated notes payable and other notes	4.69	4.70	4.70	4.70	4.70
Total interest-bearing liabilities	0.11	0.10	0.10	0.10	0.10

Net interest spread	2.28	2.26	2.43	2.61	2.68
Net interest income to total average earning assets	2.33	2.31	2.47	2.65	2.72

AVERAGE BALANCES
($ in millions)
Assets:
Interest-bearing deposits	$13,766	$15,549	$15,278	$13,347	$9,865
Federal funds sold	14	31	2	21	5
Resell agreements	6	8	8	8	3
Securities	17,166	14,436	12,503	12,294	12,247
Loans, net of unearned discount	16,386	15,984	16,189	17,246	17,684
Total earning assets	$47,339	$46,008	$43,980	$42,916	$39,804

Liabilities:
Interest-bearing deposits:
Savings and interest checking	$11,954	$11,205	$10,910	$10,882	$9,714
Money market deposit accounts	11,859	10,823	10,086	9,790	9,245
Time accounts	1,187	1,114	1,121	1,143	1,138
Total interest-bearing deposits	25,001	23,142	22,117	21,815	20,097

Total deposits	42,962	41,027	39,116	38,271	35,406

Federal funds purchased	28	27	27	34	41
Repurchase agreements	2,052	2,368	2,188	2,059	1,840
Junior subordinated deferrable interest debentures	123	126	137	136	136
Subordinated notes payable and other notes	99	99	99	99	99
Total interest-bearing funds	$27,302	$25,762	$24,568	$24,143	$22,213

(1) Taxable-equivalent basis assuming a 21% tax rate.